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                                FONAR CORPORATION

Fonar MRI news @ aol . com                               Inventor of MR Scanning
For    Immediate   Release                               An   ISO  9001  Company

Contact:    Daniel  Culver                               110    Marcus     Drive
Director of Communications                               Melville,   N.Y.  11747
Web site:    www.fonar.com                               Tel:    (631)  694-2929
Email:invest2007@fonar.com                               Fax:    (631)  390-1709
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           FONAR Announces Fiscal 2008 First Quarter Financial Results
                       Net Loss Decreases 97% to $209,000

MELVILLE, NEW YORK, November 14, 2007 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced its financial results for the first quarter of fiscal 2008, which ended September 30, 2007. The net loss for the first quarter of fiscal 2008 was $209,000 as compared to a net loss for the same period one year earlier of $6.1 million. For the first three months of fiscal 2008 the loss per common share (basic and diluted) was $0.04, as compared to $1.29 loss per common share (basic and diluted), for the same period of fiscal 2007.

Also, during the first fiscal quarter of 2008, the loss from operations dropped to $4.1 million from $6.1 million one year earlier, a decrease of 33%.

Total revenues for the three months ended September 30, 2007 were $8.7 million. This compares to $7.8 million for the same period one year earlier, an increase of 11%. Service and repair revenues increased, by 8%, from $2.5 million in the fiscal first quarter of 2007 to $2.7 million in the fiscal first quarter of 2008. The continued rise in service and repair revenues is due to the result of warranty expirations among the installed base after the first year. As of September 30, 2007, there were 121 FONAR UPRIGHT(R) Multi-Position(TM) MRI units installed worldwide. In addition, during the first quarter of fiscal 2008, total product sales increased to $2.6 million from $2.5 million one year earlier for an increase of 4%.

At the end of the first fiscal quarter of fiscal 2008, total current assets were $24.4 million, total assets were $42.2 million, total current liabilities were $32.1 million and total long-term liabilities were $1.1 million. Total cash and cash equivalents, and marketable securities increased 21% from $3.4 million on June 30, 2007 to $4.2 million as of September 30, 2007.

The Company sold its 50% interest in a consolidated subsidiary and its 20% equity interest in a non-consolidated entity on July 31, 2007. This significant one-time event, within the reporting period, resulted in a gain of approximately $4.0 million. The two entities manage outpatient MRI centers using the UPRIGHT(R) Multi-Position(TM) MRI scanner.

Raymond Damadian, M.D., president and chairman of FONAR said, "Currently there is increasing recognition by the medical community of the importance of Dynamic(TM) MRI scanning as compared to the static MRI scans of recumbent-only conventional MRI scanners. Dynamic(TM) MRI, unlike static MRI, enables multi-position assessment and characterization of spine pathology in the flexion, extension, lateral bending and rotation positions. The diagnostic information gained by these dynamic scans is key to the understanding of the cause of a patient's back pain."

"Additionally," continued Dr. Damadian, "the FONAR UPRIGHT(R) Multi-Position(TM) MRI addresses medical needs that the recumbent-only scanner cannot. Scoliosis, for example, can now be evaluated by radiation-free imaging in the FONAR Dynamic(TM) UPRIGHT(R) MRI scanner overcoming the 70% higher risk of breast cancers reported by the National Cancer Institute in 2000 in a study of 5,466 women with scoliosis patients monitored by chest X-ray. Also, patients with Chiari syndrome, wherein the cerebellar tonsils of the brain become entrapped in the foramen magnum at the base of the skull, can now have their pathology fully visualized for the first time. Moreover, elderly patients who cannot lie flat can now be scanned, the need for anesthesia in children needing MRI can be minimized, and claustrophobic patients are successfully scanned."

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    For the Three Months Ended September 30,

                                        2007              2006
                                    -----------       ------------
             Revenues               $8,669,000        $ 7,783,000
             Net Loss                $(209,000)       $(6,105,000)
             Basic & Diluted Loss
             per Common Share          $(0.04)            $(1.29)


________________________________________________________________________________
The Inventor of MR Scanning(TM), Full Range of Motion(TM), True Flow(TM), The Proof is in the Picture(TM), Dynamic(TM), pMRI(TM), and Multi-Position(TM) are trademarks, and UPRIGHT(R) and STAND-UP(R) are registered trademarks of FONAR Corporation.

            Be sure to visit FONAR's Website for product and investor
                           information: www.fonar.com
                                        #

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

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